EXHIBIT 99.03

CONSENT OF LEHMAN BROTHERS

We hereby consent to the use of our opinion letter dated August 6, 2003 to the Board of Directors of Interwoven, Inc. (the “Company”) attached as Annex D to the Company’s Joint Proxy Statement/Prospectus on Form S-4 (the “Prospectus”) and to the references to our firm in the Prospectus under the headings “Summary—Opinion of Interwoven Financial Advisor,” “Proposal No. 1—The Merger—Background of the Merger,” “Proposal No. 1—The Merger—Recommendation of the Merger by the Interwoven Board of Directors” and “Proposal No. 1—The Merger—Opinion of Interwoven’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

/s/    LEHMAN BROTHERS INC.

New York, New York

August 26, 2003